
                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

(Print or Type Responses)

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|                                                     |                                       |                                    |
|1.Name and Address of Reporting Person *             |2.Issuer Name and Ticker/Trading Symbol|6.Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|                                                     |Gasco Energy, Inc.  (GASE)             |       (Check All Applicable)       |
|Erickson               Mark                    A.    |---------------------------------------| ( X ) Director      ( X ) 10% Owner|
| (Last)               (First)                (Middle)|3.IRS Identifica-|4.Statement for      | ( X ) Officer       (   ) Other    |
|                                                     | tion Number of  | Month/Year          | (Give Title below)  (Specify below)|
|14 Inverness Drive East, Building H, Suite 236       | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |  February, 2001     |        President                   |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |     (Voluntary) | 5.If Amendment,     |7.Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|Englewood,                              CO    80112  |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |     March 2001      |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date    | Code     | (Instructions 3, 4, 5) | Beneficially | Direct(D) |    (Instruction 4)     |
|                                | (Month/ | (Instr 8)|------------------------| Owned at     |    or     |                        |
|                                |  Day)   |----------|  Amount   |(A)| Price  | End of Month |Indirect(I)|                        |
|                                |  Year)  | Code | V |           |(D)|        |(Instrs 3, 4) | (Instr 4) |                        |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
|Common Stock                    |03-31-01 |  J   |   | 2,307,358 |   |  (1)   |  2,307,358   |     D     |                        |
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|                                |         |      |   |           |   |        |              |           |                        |
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|                                |         |      |   |           |   |        |              |           |                        |
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|                                |         |      |   |           |   |        |              |           |                        |
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|                                |         |      |   |           |   |        |              |           |                        |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-97)


                                                             FORM 4 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1.Title of  |2.Con-  |3.Trans-|4.Trans-|5.Number of      |6.Date           |7.Title and Amount|8.Price |9.Number|10.Own-|11.Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership | of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Form of|Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |of Der-|Benefici-|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |ivative|al       |
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|Securi-|Ownership|
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |ties:  |(Instr 4)|
|            | of     |        |Code| V |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Month   |Direct |         |
|            | Deriva-|        |    |   |        |        |        |        |         |Shares  |        |(Instr4 |(D) or |         |
|            | tive   |        |    |   |        |        |        |        |         |        |        |        |Indi-  |         |
|            | Securi-|        |    |   |        |        |        |        |         |        |        |        |rect(I)|         |
|            | ty     |        |    |   |        |        |        |        |         |        |        |        |(Instr |         |
|            |        |        |    |   |        |        |        |        |         |        |        |        |   4)  |         |
|------------|--------|--------|----|---|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|Option to   | $1.00  |        |    |   |        |        |01-02-01|01-02-11|Common   |1,000,000 (2)    |1,000,000   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
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|Option to   | $3.00  |02-08-01| A  |   |  62,500|        |08-08-01|08-08-11|Common   | 62,500 | (2)    | 62,500 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
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|Option to   | $3.00  |02-08-01| A  |   |  62,500|        |02-08-02|02-08-12|Common   | 62,500 | (2)    | 62,500 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
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|Option to   | $3.00  |02-08-01| A  |   |  62,500|        |08-08-02|08-08-12|Common   | 62,500 | (2)    | 62,500 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
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|Option to   | $3.00  |02-08-01| A  |   |  62,500|        |02-08-03|02-08-13|Common   | 62,500 | (2)    | 62,500 |   D   |         |
| Buy        |        |        |    |   |        |        |        |        | Stock   |        |        |        |       |         |
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|            |        |        |    |   |        |        |        |        |         |        |        |        |       |         |
|            |        |        |    |   |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:

(1) On January 31, 2001, San Joaquin Resources, Inc. signed a definitive agreement to acquire Pannonian Energy, Inc., Mr. Erickson was a shareholder of Pannonian. Under the terms of the definitive agreement, Mr. Erickson's shares in Pannonian will be converted into shares of San Joaquin, resulting in the number of shares of San Joaquin reported here. Mr. Erickson takes the conservative position that the rights he has to receive the San Joaquin shares under all the current circumstances meet the definition of beneficial ownership for reporting purposes. Mr. Erickson's previously filed Form 4 dated March 9, 2001, was incorrect as to the number of shares issued as well as the vesting schedule of the options granted.

(2) These options were issued as compensation.


                                                                 /S/MARK A. ERICKSON                      September 12, 2001
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                                                                 **  Signature of Reporting Person               Date

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    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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       SEE Instruction 6 for procedure.

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